Exhibit 99.1

NYSE: MMP

Date:	July 27, 2005
Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Reports Increased Quarterly Earnings

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported increased operating profit, net income and net income per limited partner unit for second-quarter 2005 compared to second-quarter 2004. The partnership also reported record quarterly transportation barrels shipped and inland terminal throughput during the current period.

Second-quarter 2005 operating profit was $51.4 million compared to $43.5 million for second-quarter 2004, representing an 18% increase. Net income increased to $39.0 million during second-quarter 2005 from $18.5 million in the corresponding 2004 period, a 111% increase. Net income per limited partner unit was 48 cents during second-quarter 2005 compared to 31 cents during 2004, for a 55% increase.

“Our second-quarter financial results were significantly better than last year primarily due to positive contributions from the pipeline system we acquired in Oct. 2004 and from debt refinancing costs that negatively impacted the 2004 period,” said Don Wellendorf, chief executive officer. “Magellan’s asset portfolio continues to generate strong earnings and cash flows, allowing us to increase our distribution again this quarter while maintaining sufficient headroom to provide future distribution growth potential.”

An analysis of variances by segment comparing second-quarter 2005 to second-quarter 2004 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expenses and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $60.0 million, an increase of $10.6 million. Operating results from the pipeline system acquired during Oct. 2004 and additional equity earnings from our investment in the Osage pipeline were the primary contributors to the increase. Environmental expenses related to a May 2005 pipeline leak negatively impacted the current quarter.

Petroleum products terminals. Terminals operating margin was $18.2 million, an increase of $3.1 million, and represented record quarterly financial results for this segment. The 2005 period benefited from higher utilization and rates at the partnership’s marine terminals and the addition of the East Houston facility as part of the pipeline system acquisition in Oct. 2004. Further, record throughput at the partnership’s inland terminals and higher ancillary revenues benefited second-quarter 2005.

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Ammonia pipeline system. Ammonia operating margin was unchanged between periods at $1.5 million. Incremental revenue from increased transportation volume during the current period was offset by higher system integrity expenses.

Depreciation, amortization and interest expenses increased between periods, all principally due to acquisitions completed during 2004. G&A expense also increased, primarily due to the impact of the partnership’s higher unit price which increases expenses related to its equity-based incentive program.

Second-quarter 2004 was burdened with $16.7 million of net refinancing costs that did not occur during the 2005 period.

Management continues to anticipate net income per limited partner unit of $2.05 for the full year, while remaining committed to its goal of raising distributions by at least 10% annually. Net income per unit for third-quarter 2005 is currently expected to be approximately 47 cents.

An analyst call with management regarding second-quarter 2005 financial results is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0496 and provide code 7826471. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 3:30 p.m. Eastern today through midnight on August 2. To access the replay, dial (888) 203-1112 and provide code 7826471. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release includes a discussion of operating margin, which is an important performance measure used by management to evaluate the economic success of the partnership’s operations. Operating margin is a non-GAAP measure that reflects operating profit before G&A expenses and depreciation and amortization. A reconciliation of operating margin to operating profit accompanies this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Transportation and terminals revenues	$103,536	$122,889	$192,466	$232,965
Product sales revenues	38,521	132,530	82,735	280,620
Affiliate management fee revenue	163	167	163	334

Total revenues	142,220	255,586	275,364	513,919
Costs and expenses:
Operating	42,911	51,800	79,911	96,055
Environmental	18,123	1,772	42,328	2,972
Environmental reimbursements	(17,909)	—	(41,324)	—
Product purchases	32,382	122,348	70,881	253,659
Depreciation and amortization	9,822	13,931	19,344	26,901
Affiliate general and administrative	13,507	15,134	26,394	30,260

Total costs and expenses	98,836	204,985	197,534	409,847
Equity earnings	148	804	268	1,322

Operating profit	43,532	51,405	78,098	105,394
Interest expense	8,704	12,864	17,219	25,282
Interest income	(1,000)	(1,157)	(1,446)	(2,142)
Debt prepayment premium	12,666	—	12,666	—
Write-off of unamortized debt placement costs	5,002	—	5,002	—
Debt placement fee amortization	656	731	1,338	1,463
Other income	(953)	(1)	(953)	(300)

Net income	$18,457	$38,968	$44,272	$81,091

Allocation of net income:
Limited partners’ interest	$17,465	$32,037	$41,339	$68,014
General partner’s interest	992	6,931	2,933	13,077

Net income	$18,457	$38,968	$44,272	$81,091

Basic net income per limited partner unit	$0.31	$0.48	$0.75	$1.02

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	55,594	66,361	55,190	66,361

Diluted net income per limited partner unit	$0.31	$0.48	$0.75	$1.02

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	55,720	66,604	55,298	66,536

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$1.002	$1.015	$0.991	$1.010
Transportation barrels shipped (million barrels)	63.2	75.0	115.4	139.1

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	15.6	16.7	15.6	16.6
Marine terminal throughput (million barrels)	5.7	13.5	11.2	25.9
Inland terminal throughput (million barrels)	26.1	28.9	46.6	55.0

Ammonia pipeline system:
Volume shipped (thousand tons)	162	186	381	338

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Petroleum products pipeline system:
Transportation and terminals revenues	$77,726	$94,784	$142,362	$177,439
Less: Operating expenses	(33,557)	(41,745)	(62,013)	(76,874)
Environmental expenses	(14,549)	(1,688)	(38,437)	(2,530)
Add: Environmental expense reimbursement	14,469	—	37,573	—

Transportation and terminals margin	44,089	51,351	79,485	98,035

Product sales revenues	36,068	129,199	78,253	274,619
Less: Product purchases	(31,083)	(121,522)	(68,458)	(251,647)

Product margin	4,985	7,677	9,795	22,972
Add: Affiliate management fee revenue	163	167	163	334
Equity earnings	148	804	268	1,322

Operating margin	$49,385	$59,999	$89,711	$122,663

Petroleum products terminals:
Transportation and terminals revenues	$22,978	$25,506	$43,813	$51,016
Less: Operating expenses	(8,996)	(9,639)	(17,355)	(18,821)
Environmental expenses	(2,689)	(52)	(2,839)	(90)
Add: Environmental expense reimbursement	2,689	—	2,839	—

Transportation and terminals margin	13,982	15,815	26,458	32,105
Product sales revenues	2,453	3,741	4,482	6,411
Less: Product purchases	(1,299)	(1,364)	(2,423)	(2,675)

Product margin	1,154	2,377	2,059	3,736

Operating margin	$15,136	$18,192	$28,517	$35,841

Ammonia pipeline system:
Total revenues	$2,985	$3,506	$6,585	$6,207
Less: Operating expenses	(1,304)	(2,012)	(2,285)	(3,414)
Environmental expenses	(885)	(32)	(1,052)	(352)
Add: Environmental expense reimbursement	751	—	912	—

Operating margin	$1,547	$1,462	$4,160	$2,441

Segment operating margin	$66,068	$79,653	$122,388	$160,945
Add: Allocated corporate depreciation costs	793	817	1,448	1,610

Total operating margin	66,861	80,470	123,836	162,555

Less: Depreciation and amortization	(9,822)	(13,931)	(19,344)	(26,901)
Affiliate general and administrative	(13,507)	(15,134)	(26,394)	(30,260)

Total operating profit	$43,532	$51,405	$78,098	$105,394

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Net income	$18,457	$38,968	$44,272	$81,091
Direct charges to the general partner:
Transition charges	195	—	823	—
Reimbursable general and administrative costs	2,425	601	3,562	1,644
Previously indemnified environmental charges	—	163	—	624
Depreciation charges associated with previously indemnified capital costs	—	8	—	13
Other	(562)	—	(562)	—

Total direct charges to general partner	2,058	772	3,823	2,281

Income before direct charges to the general partner	20,515	39,740	48,095	83,372
General partner’s share of income	14.87%	19.39%	14.05%	18.42%

General partner’s allocated share of net income before direct charges	3,050	7,703	6,756	15,358
Direct charges to general partner	2,058	772	3,823	2,281

Net income allocated to general partner	$992	$6,931	$2,933	$13,077

Net income	$18,457	$38,968	$44,272	$81,091
Less: net income allocated to general partner	992	6,931	2,933	13,077

Net income allocated to limited partners	$17,465	$32,037	$41,339	$68,014